WESTERN FEDERAL CREDIT UNION

P.O. Box 10018 Manhattan Beach, CA 90267

August 7, 2007

Mr. Bill Dodson, President

Ministry Partners Investment Corporation

955 West Imperial Highway

Brea, CA 92821

Dear Mr. Dodson:

It is with my deepest regret that I hereby submit my resignation as a Board Member of the Ministry Partners Investment Corporation, effective August 7, 2007.  In reviewing my various commitments to the leadership and future growth of Western Federal Credit Union, I have determined that I will not be able to provide the dedication needed to participate on a regular basis to the Board of Directors.  It is with gratitude and respect that I have been able to participate on this Board.  I have enjoyed working along with the members of such a distinguished group, and accomplishing goals we have all set forth.

I send my well wishes, and continued support for the continued success of Ministry Partners Investment Corporation.

Sincerely,

/s/ John A. Bommarito

John A. Bommarito

Chief Executive Officer

JAB:par